Exhibit 99.1

[LOGO] CASCADE
       BANCORP

October 9, 2003

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:  Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp
          (541) 617-3526
          Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp
          (541) 385-6205

(NASDAQ: CACB)
Cascade Bancorp (oregon) announces STRONG THIRD QUARTER 2003 EARNINGS AND GROWTH AMID EXPANSION INTO TWO NEW MARKETS:

            For The Third Quarter

      o     Net Income up 14.8% to $3.6 million vs. year ago quarter

      o     Earnings Per Share (EPS) up 13.8% to $.27 vs. year ago quarter

      o     Return on Equity (ROE) 24.8%; 32nd consecutive quarter above 20%

      o Loan and Deposit growth up 17.9% and 27.7%, respectively, vs. year ago

      o     Continued sound loan quality

      o     Solid progress in Southern Oregon de novo market

      o New Portland Business & Professional banking office to open in fourth quarter 2003

FINANCIAL PERFORMANCE:

BEND, Ore., October 9/PRNewswire-FirstCall via COMTEX/--Cascade Bancorp (Nasdaq:
CACB) announced continued strong third quarter 2003 growth and profitability, highlighted by robust deposit growth and solid increase in loan volumes. Net income was up 14.8% to $3.6 million for the third quarter of 2003 compared to $3.1 million for the year ago quarter. Earnings Per Share (diluted) were $.27, up 13.8% from the third quarter a year earlier. This quarter's results were reduced by approximately $.02 per share due to start-up phase costs associated with CACB's recent expansion into the Southern Oregon and Portland, Oregon markets, discussed below. Return on Equity (ROE) for the third quarter of 2003 was 24.8%. The Company has sustained top tier ROE above 20% for more than 8 consecutive years. Return on Assets was 2.02% for the quarter compared to 2.27% a year earlier. The Company's ongoing growth and financial results recently placed CACB in the Fortune magazine Small Business list of top 100 growth companies in the nation.

NEW MARKET INITIATIVES - SOUTHERN OREGON AND PORTLAND UPDATE:

"We are very pleased with our continued strong financial results, and are very excited about our prospects for the future with new banking presence in both Southern Oregon and Portland," said President and CEO Patricia L. Moss. "The opening of these two new markets will generate growth that will complement the strength of our current franchise." She continued, "Importantly, in both existing and new markets, our professional bankers are effective in developing business and growing enduring customer relationships."

The Company reported that the Southern Oregon initiative was progressing well under the direction of Regional EVP William Haden, with the opening in July of its first branch in Medford. A second Southern Oregon location will result from the pending merger with Community Bank of Grants Pass, which is expected to close in the fourth quarter 2003. At the same time, the Company will soon open a business and professional banking office in Portland led by SVP Walt Krumbholz, and staffed by a dynamic 16 member banking team, many of which are from the former Portland based Bank of the Northwest.

The Company's expansion into the attractive Southern Oregon region began with a new branch in Medford in mid-July 2003. In this short 90-day period, the new office has generated over $6 million in outstanding loans, and holds deposits approaching $4 million. "I am excited about the positive early results, and view it as a tribute to the strong team of bankers we have attracted to our Medford franchise," said William Haden. "I am anticipating great synergy between Medford and nearby Grants Pass once the merger transaction closes in the fourth quarter, and we look forward to opening a second Grants Pass branch in mid-2004."

In Portland, the Company reported that its initial team of 16 bankers has started working in temporary quarters until the November move to permanent quarters on the 10th floor in the downtown Pioneer Tower. "We are thrilled with the positive response we are experiencing from Portland-based business owners and professional partnerships," said Walt Krumbholz. "We look forward to competitively serving new banking relationship clients with a personal-touch, customer service attitude that is the hallmark of the Company's culture."

The current quarter financial results include certain start-up and initial phase costs of these two initiatives, incrementally reducing earnings per share in this period by approximately $.02 per share (after-tax). Management estimates that these new ventures will cost an incremental $.03 to $.04 on EPS in the fourth quarter of 2003. For the full year 2004, and depending upon growth in business volumes as well as the timing of two additional branches planned in Southern Oregon, management estimates an incremental cost impact ranging from $.06 to $.09 on EPS. Management is targeting breakeven for these new market ventures between 18 and 24 months, and believes that once breakeven is achieved, there is potential for significant incremental EPS growth for the Company's shareholders. Please see cautionary note on "Forward Looking Statements" below.

LOAN GROWTH AND CREDIT QUALITY:

At September 30, 2003, the loan portfolio had grown to $562 million, up 17.9% compared to a year ago. The Company's underlying loan credit quality remained sound. Quality indicators include delinquent loans greater than 30 days past due at just 0.05% of total loans compared to 0.07% a year ago and 0.17% at year end 2002. Meanwhile, net loan charge-offs for the quarter were a relatively low $.1 million or 0.08% (annualized) of total loans, compared to 0.34% for all of 2002. Non-performing assets were at 0.08% of total assets, below the 0.23% reported in the prior quarter. The Reserve for Loan Losses at period-end stood at a prudent 1.59% of total loans. Based upon Management's analytical and evaluative assessment of loan quality, the Company believes that its Reserve for Loan Losses is at an appropriate level under current circumstances and prevailing economic conditions.

DEPOSIT GROWTH:

Deposits at September 30, 2003 were $641 million, up 27.7% from a year ago and up 29.8% (annualized) in just the past three months. The third quarter is often strong with seasonal peaks in tourism and construction activity. The Company also reported a strong deposit surge in the second quarter, a portion of which was attributed to deposit activity of several large customers that was believed to be interim in nature. However, these funds were maintained at the Bank during the current quarter, supporting continued robust deposit flows. "The Company's rapid loan growth has historically been funded by comparable growth in core deposits," observed Gregory D. Newton, Chief Financial Officer. "The rapid deposit flows of late have created a substantial reserve of funds available to fund future loan growth or to accommodate short term customer cash fluctuations." The Company reported that this excess liquidity averaged $66.8 million during the quarter, representing almost 10% of total assets, and was invested in low-yielding liquid assets.

NET INTEREST MARGIN:

Because of the low yield on the excess funds discussed above, the reported Net Interest Margin declined to 5.63% for the quarter. However, adjusted to exclude these funds, the net interest margin on the Company's core banking business was 6.26% for the third quarter. This compares to a margin of 6.36% in the immediately preceding quarter and 6.70% for the year ago period. Cascade's margin has been in the high 90th percentile of all banks for a decade, and continues to be well above peer levels. The ongoing low interest rate climate continues to cause declining loan yields that compress against an already low cost of funds. Assuming this relatively low rate climate persists, management forecasts that the core margin (excluding the effect of low yielding excess funds) will continue to ease over the next 12-18 months toward a range of 5.75% to 6.10%. Please see cautionary "Forward Looking Statements" below as well as Form 10K annual report for further information on interest rate risk.

During the third quarter of 2003 yields earned on loans was 7.06% compared to 7.36% in the prior quarter, down from 7.96% a year earlier. Meanwhile the average overall cost of funds for the quarter ended September 30, 2003 decreased slightly to 0.62% versus 0.73% in the second quarter and 0.95% a year ago.

NON-INTEREST INCOME AND EXPENSE:

Non-Interest Income for the quarter was substantially higher than the year ago period, owing to continued strong service fee income growth, which resulted from higher transaction volumes and service usage. Also, revenues in residential mortgage operations continued strong, reflecting high customer demand for mortgages in the low interest rate environment. The Company originated a record $101.6 million in residential mortgages for our customers during the quarter ended September 30, 2003. This compares to $50.2 million for the year ago quarter and $79.4 million for the immediately preceding quarter. The third quarter's peak in origination volume resulted from high refinance activity associated with an apparent bottoming of mortgage rates. It is likely that origination volumes will decline in subsequent quarters. Net pre-tax revenue generated from mortgage operations for the third quarter of 2003 was $1.3 million compared to $.9 million for the second quarter. Net mortgage revenue includes origination fees, gains on sale of mortgage loans and servicing income, net of amortization of Mortgage Servicing Rights (MSR) and MSR valuation adjustments. In this regard, the third quarter of 2003 included no MSR valuation adjustments, while the prior quarter included a $.2 million valuation impairment charge (pretax). Including prior impairment charges, the carrying value of the MSR at September 30, 2003 is 0.82% of serviced loans compared to 0.89% a year ago, and 0.80% at the prior quarter end.

Generally accepted accounting principles require that MSR be recorded at the lower of book value or fair value. Key factors in estimating the fair value of MSR include interest rates and related mortgage prepayment assumptions. These elements were particularly volatile in the third quarter, with market experts calling recent rate swings as sudden and dramatic as they have witnessed. Thus a precise estimation of the fair value of MSR is particularly difficult with the uncertain and volatile state of key estimation factors. Accordingly, under the circumstances until such factors become more stable, management believes that its cumulative MSR impairment totaling approximately $.04 per share is prudent.

Non-Interest Expense for the third quarter of 2003 increased 29.6% as compared to the same quarter one year ago. Without incremental expenses related to the start-up costs incurred in new markets (discussed above), expense growth would have been up a more moderate 19.3%. Factors contributing to this increase include expenses related to serving increased business volumes along with incentive-based bonuses and variable mortgage commissions that are directly tied to the increasing profitability of the Company.

BUSINESS STRATEGY:

The business strategy of the Company and its principal subsidiary, Bank of the Cascades, focuses on personal-touch relationship banking, competitive financial products, and advanced technology applied for the convenience of customers. The Company strives to recruit and retain the best in-market bankers to expand its competitive advantage. Founded in 1976, Bank of the Cascades is the market share leader in one of the fastest growing regions in the Northwest, offering full-service community banking including business and personal banking as well as private financial services including trust and investment. The Bank has a total of 14 branches throughout Central Oregon, Southern Oregon and the Salem/Keizer region, as well as an additional Bend branch under construction in the Old Mill district scheduled to open in early 2004. As mentioned above, a Portland business and professional banking office will open during the fourth quarter of 2003. For further information on the Company or to access Internet banking, please visit our web site at http://www.botc.com.

FORWARD LOOKING STATEMENTS

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations. For a discussion of factors, which could cause results to differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. When used in this release, the words or phrases such as "will likely result in", "management expects that", "will continue", "is anticipated", "estimate", "projected", or similar expressions, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA's safe harbor provisions.

                                      # # #

CASCADE BANCORP
Selected Consolidated Financial Highlights
(In thousands, except per share data and ratios; unaudited)

                                                      3rd Qtr      3rd Qtr        %
Balance Sheet Data (at period end)                     2003         2002        Change
                                                     ---------------------------------
   Investment securities                             $ 34,158     $ 31,027       10.1%
   Loans, gross                                       562,321      477,009       17.9%
   Total assets                                       722,468      588,144       22.8%
   Total deposits                                     641,479      502,192       27.7%
      Non-interest bearing deposits                   248,988      221,552       12.4%
      Core Deposits (1)                               623,737      480,330       29.9%
   Total shareholders' equity                          59,171       48,673       21.6%
Income Statement Data
   Interest income                                   $ 10,315     $  9,762        5.7%
   Interest expense                                       994        1,175      -15.4%
   Net interest income                                  9,321        8,587        8.5%
   Loan loss provision                                    675          450       50.0%
   Net interest income after loan loss provision        8,646        8,137        6.3%
   Noninterest income                                   3,765        2,091       80.1%
   Noninterest expense                                  6,619        5,106       29.6%
   Income before income taxes                           5,792        5,122       13.1%
   Provision for income taxes                           2,207        1,998       10.5%
   Net income                                        $  3,585     $  3,124       14.8%
Share Data
   Basic earnings per common share                   $   0.28     $   0.25       13.8%
   Diluted earnings per common share                 $   0.27     $   0.24       13.8%
   Book value per common share                       $   4.69     $   3.89       20.6%
   Cash dividends declared per common share          $   0.08     $   0.07       14.3%
   Ratio of dividends declared to net income            28.12%       27.99%       0.5%
   Basic Average shares outstanding                    12,601       12,490        0.9%
   Fully Diluted average shares outstanding            13,036       12,935        0.8%
Key Ratios
   Return on average total shareholders' equity         24.77%       26.38%      -6.1%
   Return on average total assets                        2.02%        2.27%     -11.0%
   Net interest spread                                   5.25%        6.11%     -14.1%
   Net interest margin                                   5.63%        6.70%     -16.0%
   Total revenue (net int inc + non int inc)         $ 13,086     $ 10,678       22.6%
   Efficiency ratio (2)                                 50.58%       47.82%       5.8%
Asset Quality Ratios
   Loan loss reserve                                    8,961        7,502       19.4%
   Reserve to ending total loans                         1.59%        1.57%       1.5%
   Non-performing assets (3)                              586        1,543      -62.0%
   Non-performing assets to total assets                 0.08%        0.26%     -69.1%
   Delinquent >30 days to total loans                    0.05%        0.07%     -29.4%
   Net Charge off's                                       104          343      -69.7%
   Net loan charge-offs (annualized)                     0.07%        0.29%     -74.4%
Mortgage Activity
   Mortgage Originations                             $101,619     $ 50,241      102.3%
   Total Servicing Portfolio (sold loans)            $511,647     $431,864       18.5%
   Capitalized Mortgage Servicing Rights (MSR's)     $  4,188     $  3,827        9.4%
Capital Ratios
   Average shareholders' equity to average assets        8.17%        8.61%      -5.1%
   Leverage ratio (4) (Est Q3-03)                        8.25%        8.76%      -5.8%
   Total risk-based capital ratio (4) (Est Q3-03)       10.21%       11.00%      -7.2%

Notes:

(1) Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.

(2) Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).

(3) Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.

(4)   Computed in accordance with FRB and FDIC guidelines.

Total Shares Outstanding as of 9/30/03: 12,611,595